Exhibit 10.3 (iii)
AMENDMENT NUMBER THREE TO THE
NORTHERN TRUST CORPORATION SUPPLEMENTAL THRIFT-INCENTIVE PLAN
(As Amended and Restated Effective as of January 1, 2008)

    WHEREAS, Northern Trust Corporation (the “Corporation”) maintains the Northern Trust Corporation Supplemental Thrift-Incentive Plan, As Amended and Restated effective as of January 1, 2008 (the “Plan”); and
    WHEREAS, amendment of the Plan is now considered desirable;
    NOW, THEREFORE, by virtue of and in exercise of the amending power reserved to the Corporation under Section 7.1 of the Plan, the Plan is hereby amended, effective as of January 1, 2023, as follows:
1.To revise Section 1.1 in its entirety to read as follows:
“1.1    ‘Beneficiary’ means the person or persons, including a trust, eligible to receive a death benefit under the Plan as designated by the Participant, in the event of death of the Participant, subject to Section 5.1(c). To make an effective Beneficiary designation, the Participant must use the applicable paper or electronic form provided by the Plan, and any attempt by a Participant to designate a Beneficiary by any other means or method shall be ineffective, null and void, and shall not be recognized by the Plan.”
2.To revise Section 5.1(c) in its entirety to read as follows:
“If a Participant dies before a complete distribution of his Supplemental Before Tax Deposit Account, his Supplemental Matching Contribution Account or his Supplemental Basic Profit Sharing Contribution Account has been made to him, such amounts shall be distributed in one lump sum, in cash, to the Beneficiary or Beneficiaries last designated by the Participant in a writing delivered to the Committee prior to his death, at such time as determined in accordance with Section 5.1(a). If one or more of the Participant’s designated Beneficiaries shall die before the Participant, or if, at the time of the Participant’s death, the Participant’s designation of one or more Beneficiary is for any reason ineffective, as determined by the Committee, then allocation to any remaining beneficiary(ies) shall be determined in accordance with the rules set forth under the Qualified Plan. If a Participant has not designated a Beneficiary, if all of the Participant’s designated Beneficiaries shall die before the Participant, or if, at the time of the Participant’s death, the Participant’s entire designation is for any reason ineffective, as determined by the Committee, then such amounts shall be distributed as provided for under the Qualified Plan.”

NTAC:3NS-20

3.To revise Section 8.7 in its entirety to read as follows:
“8.7    Incompetency. Every person receiving or claiming benefits under the Plan shall be presumed to be mentally competent and of age until the Committee receives a written notice, in a form and manner acceptable to it, that such person is incompetent or a minor, and that a guardian, conservator, or other person legally vested with the care of his estate has been appointed. In the event that the Committee finds that any person to whom a benefit is payable under the Plan is unable to properly care for their affairs, or is a minor, then any payment due (unless a prior claim therefor shall have been made by a duly appointed legal representative) may be paid to the spouse, a child, a parent, or a brother or sister, or to any person deemed by the Committee to be authorized to care for such person otherwise entitled to payment
In the event a guardian, executor, administrator, or conservator of the estate of any person receiving or claiming benefits under the Plan shall be appointed by a court of competent jurisdiction, payments shall be made to such guardian, executor, administrator, or conservator provided that proper proof of appointment is furnished in a form and manner suitable to the Committee. Any payment made under the provisions of this Section 8.7 shall be a complete discharge of any liability therefor under the Plan.”

    IN WITNESS WHEREOF, the Corporation has caused this amendment to be executed on its behalf this 28th day of February, 2023, effective as of the date indicated above.

NORTHERN TRUST CORPORATION

By:	/s/ Kristie Marshiano
Name:	Kristie Marshiano
Title:	Senior Vice President, Head of Total Rewards

NTAC:3NS-20
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